EXHIBIT 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT, GENERAL RELEASE

AND

COVENANT NOT TO SUE

This Settlement Agreement, General Release, and Covenant Not to Sue (“Agreement”) is made and entered into as of the 28 March 2005 by and between Nikolai A. Gerde (“Employee”) and IMPCO Technologies, Inc. (“Company” or “IMPCO”), a Delaware corporation (“Company”), hereinafter collectively referred to as the “Parties”.

RECITALS

WHEREAS, Employee has been employed by Company as Vice President and Chief Financial Officer; and

WHEREAS, due to Employee’s voluntary resignation, the Parties have mutually agreed that Employee’s employment with Company shall terminate, effective April 7, 2005 (the “Separation Date”);

WHEREAS, the Company represents and warrants that it knows of no facts, events or claims that would, in any way, make Employee’s execution of Section 302 and 906 Certifications (Sarbanes-Oxley) and 404 Internal Controls Report (Sarbanes-Oxley) improper and that it is unaware of any material misstatements in any of its filings or public releases made by the Company since the commencement of the last fiscal year (“Representations and Warranties”) and, based upon such Representations and Warranties, Employee has entered into this Agreement; and

WHEREAS, the Parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Company and the termination thereof except that this Agreement is not meant to and shall not include, encompass, release or otherwise affect any claims Employee may have against the Company, its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors and administrators: (i) under any applicable law or statute, for contribution, indemnification or any other claim against the Company Releasees in connection with any action, claim, proceeding, suit or cause of action brought by any person against Company and/or Employee in connection with the performance of his duties as an employee, officer or director of Company; (ii) any claims Employee may have against the Company, its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors and administrators, arising from and/or based on the terms and conditions of this Agreement; or (iii) for breach of or any other claim arising from the Representations and Warranties set forth above. The Representations and Warranties set forth above and the claims described in this paragraph shall be referred to in this Agreement as “Excluded Employee Claims.” The Company acknowledges and agrees that it has obligations under Company by-laws, statues and other authority to indemnify and hold Employee harmless under certain circumstances. Nor does this Agreement include, encompass, release or otherwise affect any claims Company may have against Employee based wholly or in part on facts or circumstances that constitute a material violation of law, a material breach of fiduciary duty or one or more instances of gross negligence or intentional misconduct (collectively, hereafter, “Excluded Company Claims”).

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth herein, the Parties covenant and agree as follows:

1. General Release by Employee: Employee, for himself and on behalf of his attorneys, heirs, assigns, successors, executors and administrators, and except for Excluded Employee Claims, IRREVOCABLY and UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Company, its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors and administrators (hereinafter collectively referred to as “Company Releasees”), from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, damages, and expenses (including attorney’s fees and expenses) whatsoever, other than any arising under this Agreement, under any municipal, local, state, or federal law, common law or statute, whether arising in contract or tort including, but in no way limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621, et seq. and Title VII of the Civil Rights Act of 1964, as amended, for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment of Employee by Company, or the termination thereof, or not, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement except that this Agreement is not meant to and shall not include, encompass, release or otherwise affect Excluded Employee Claims.

2. Waiver by Employee: Except with respect to Excluded Employee Claims, employee expressly waives any and all rights which employee may have under the provisions of Section 1542 of the California Civil Code or any similar statute of the United States of America or any state or territory of the United States pertaining to the matters encompassed by this Agreement. Said Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

3. General Release by Employer: Provided that Employee has first signed the certifications and reports referenced in paragraph 8, below, Company, for itself, its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, administrators and insurers IRREVOCABLY and UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Employee, his attorneys, heirs, assigns, successors, executors and administrators (hereinafter collectively referred to as “Employee Releasees”), from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, damages, and expenses (including attorney’s fees and expenses) whatsoever, other than any arising under this Agreement, under any municipal, local, state, or federal law, common law or statute, whether arising in contract or tort whether known or unknown and whether connected with the employment of Employee by Company, or the termination thereof, or not, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement, except that this Agreement is not meant to and shall not include, encompass, release or otherwise affect Excluded Company Claims.

4. Waiver by Employer: Except with respect to Excluded Company Claims, Company expressly waives any and all rights which Company may have under the provisions of Section 1542 of the California Civil Code or any similar statute of the United States of America or any state or territory of the United States pertaining to the matters encompassed by this Agreement. Said Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

5. Covenant Not to Sue: Employee, for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators, COVENANTS NOT TO SUE, OR OTHERWISE CONSENT TO PARTICIPATE IN ANY ACTION AGAINST, ANY OF THE COMPANY RELEASEES BASED UPON ANY OF THE CLAIMS RELEASED IN PARAGRAPH 1 OF THIS AGREEMENT EXCEPT IN CONNECTION WITH EXCLUDED EMPLOYEE CLAIMS. Company COVENANTS NOT TO SUE, OR OTHERWISE CONSENT TO PARTICIPATE IN ANY ACTION AGAINST, ANY OF THE EMPLOYEE RELEASEES BASED UPON ANY OF THE CLAIMS RELEASED IN PARAGRAPH 1 OF THIS AGREEMENT, EXCEPT IN CONNECTION WITH EXCLUDED COMPANY CLAIMS.

6. Confidentiality: Employee agrees that he will hereafter keep the terms, amount, and fact of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that he will not communicate or otherwise disclose to any employee of Company (past, present, or future), or to be member of the general public, the terms, amount, or fact of this Agreement, except as may be required by law or compulsory process and except that Employee may disclose the terms, amount and fact of this Agreement to his attorneys, accountants and family members (who shall be specifically instructed by Employee to retain the information as confidential to him/her and not to share it with other persons unless absolutely required to do so by law) on a “need to know” basis. Company agrees, on behalf of, its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors and administrations, that it will hereafter keep the terms, amount, and fact of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and it will not communicate or otherwise disclose to any employee of Company (past, present, or future), or to a member of the general public, the terms, amount, or fact of this Agreement, except to its Board of Directors, officers, attorneys or accountants (who shall be specifically instructed to retain the information as confidential to him/her and not to share it with other persons unless absolutely required to do so by law), or as may be required by law, regulation or compulsory process.

7. Waiver of Reinstatement: Employee waives and releases forever any right or rights he might have to employment, reemployment, or reinstatement with Company or its subsidiaries unless authorized by the Company. Employee further agrees that he will not knowingly apply for employment with Company or its subsidiaries.

8. Terms of Settlement: Company agrees to provide the following to Employee, in consideration and in exchange for Employee’s promises and obligations herein so long as he submits this properly executed Agreement on or before April 21, 2005, contingent upon the following actions: 1) Employee shall remain as VP & CFO through the Separation Date and shall behave and act competently and in good faith; 2) Employee shall take all reasonable measures necessary and appropriate to permit the completion of the audit of IMPCO’s financial statements as of and for the fiscal year ended December 31, 2004, and to permit the filing, on or before March 31, 2005, of an accurate and complete Annual Report on Form 10-K for IMPCO’s fiscal year ended December 31, 2004 which shall include Employee signing as VP and Chief Financial Officer, IMPCO’s Section 302 and Section 906 Sarbanes-Oxley certifications and its Section 404 internal controls report; 3) Employee will participate in the preparation of, and fully support, the timely release of a press release, by March 31, 2005, containing summary financial data for the fourth quarter of IMPCO’s fiscal year 2004 and for all of fiscal year 2004, and which data will have been approved by IMPCO’s outside auditors, and Employee will participate in a conference call with investors relating thereto at a time that is reasonably acceptable to the Company so long as the conference call is held before the Separation Date, during which conference call Employee will provide accurate and relevant information about the Company’s financial condition and results of operation, such participation by Employee to be consistent with his prior participation in calls of a similar nature; and 4) Employee shall return to Company, on or before the Separation Date, all IMPCO property in his possession, custody or control including computerized data, documents and equipment.

After the expiration of seven (7) days following Employee’s execution of this Agreement, provided that Employee has previously signed the certifications and reports referenced above, and provided that Employee has not revoked this Agreement in the manner described in the Notice of Rights which is Exhibit A hereto, Company agrees to do the following:

(a)	Pay to Employee his severance pay for total of six (6) months in a lump sum of $90,000.00 less legally required deductions. The parties agree that the amount specified in Paragraph 8(a) above is in addition to all salary, benefits and vacation that Employee has earned through Separation Date. Accrued vacation is approximately 106 hours but will be precisely calculated through the April 7, 2005 Separation Date.

(b)	Company will not contest an unemployment compensation claim by Employee.

(c)	Nothing in this Agreement will in any way affect or impair Employee’s rights to his 401K account, which rights are preserved by federal law.

(d)	If Employee elects COBRA benefits, Company will pay Employee’s COBRA premium for the first three (3) months. The Employee will be responsible for completing the appropriate COBRA enrollment forms.

(e)	If any person seeks to verify Employee’s former employment by Company, Employee shall direct the inquiring party to Kelly Nila, or her successor, who shall provide the inquiring party only with Employee’s inclusive dates of employment by Company and his former job title, and who shall further state that it is Company’s policy to provide only that type of information about its former employees.

(f)	Exercise Period for Stock Options. Immediately upon the termination of Employee’s relationship with the Company, the stock options issued to Employee shall be deemed to have remained effective and exercisable, and the exercise period therefore shall expire ninety (90) days after the one hundred twenty (120) day lock up period that began on February 4, 2005.

(g)	Moving Expenses. The Company shall pay $3,000 to reimburse moving expenses of Employee for relocation of personal goods from Cerritos, California to Wenatchee, Washington.

(h)	If the Company requires any type of support or services from the employee after the Separation Date then Company will pay for his time and reasonable expenses related to such service. If such services are required the compensation rate would be $86.54/hour plus related reasonable expenses. The support and services that Employee is entitled to be compensated for include, but are not limited to, services rendered in connection with Employee’s performance of the services described in paragraph 8, above, services rendered in connection with Employee’s transition from the Company’s employ, services rendered in connection with any action, claim or proceeding in which the Company becomes involved as either a party or a witness, excluding any expert witness services which shall be reimbursed at the ordinary and customary rate for experts in the area about which Employee is preparing to give or giving an opinion and/or testifying, services rendered in connection with any filings with the Securities and Exchange Commission (“SEC”) or other SEC matters or any other services supplied by Employee to Company.

9. Non-Admissions: The Parties hereto recognize that, by entering into this Agreement, Company does not admit any violation of any local, state, or federal law, common or statutory and Employee does not admit any violation of any local, state, or federal law, common or statutory. The Parties further recognize that this Agreement has been entered into in release and compromise of any claims that might be asserted by Employee and/or the Company in connection with Employee’s employment by Company or the termination thereof, except for Excluded Employee Claims and Excluded Company Claims, and to avoid the expense and burden of any litigation related thereto.

10. Trade Secrets: Employee acknowledges that during his employment by Company, Company disclosed to him and/or he learned or developed trade secrets and proprietary and confidential business information of and for Company, including its unique business methods, unique processes, unique operating techniques and practices, operating and production costs, personnel information, corporate financial information, customer requirements, and customer and supplier information (all of which are referred to collectively herein as the “Confidential Matters”).

(a)	The Confidential Matters prepared or compiled by Employee and/or Company or furnished to him during his term as an employee with Company shall be the sole end exclusive property of Company. All documents and materials relating to Confidential Matters in Employee’s possession or control shall be returned to Company as soon as practicable and none of such Confidential Matters or copies in Employee’s possession or control shall be retained by Employee at the conclusion of his engagement as an employee.

(b)	Employee shall not, without the prior written consent of the Chief Executive Officer or President of Company, directly or indirectly, make known, divulge, furnish, or reveal to any person, firm, company, corporation, or anyone else at any time, any of the Confidential Matters, or any knowledge or information with respect thereto, or otherwise use such information for any purpose whatsoever. Employee agrees that he will continue to take all steps necessary to safeguard all Confidential Matters and to prevent their use, disclosure, or dissemination to any other person or entity except as compelled to do so by any law enforcement agency, the law or other process.

(c)	Except with respect to Excluded Company Claims, Employee agrees that in the event he is subpoenaed, served with any legal process or notice, or otherwise requested to produce or divulge, directly or indirectly, any Confidential Matters by any entity, agency, or person in any formal or informal proceeding including, but not limited to, any interview, deposition, administrative or judicial hearing, and/or trial, Employee shall upon his receipt of such subpoena, process, notice or other request, immediately notify and deliver a copy of subpoena, process, notice, or other request to the Chief Executive Officer or President of Company. Employee shall be compensated by the Company as provided for in paragraph 8(i) above for any services rendered pursuant to this paragraph, except in connection with an action or proceeding in which Employee and Company are adverse.

11. No Disparagement: Employee agrees that he will not disparage Company or its directors, officers, agents or employees, in any way, including, but not limited to, in any manner harmful or potentially harmful to the Company’s business or business reputation, or to the reputation of any of its directors, officers, agents or employees. Employee further agrees that as of the Separation Date, Employee shall not represent himself or hold himself out as a current employee, Consultant, or Officer of Company, or as holding any other current position with Company unless otherwise authorized by the Company. However, nothing herein shall preclude Employee from honestly representing himself as a shareholder in Company, provided that Employee does not make such representations in such a manner that they would cause a reasonable person to believe that Employee is authorized to speak for or act on behalf of Company or that employee retains any active operational role with Company. Company agrees that its directors, officers and attorneys will not disparage Employee in any way including, but not limited to, in any manner harmful or potentially harmful to the Employee or his reputation. This Section 11 shall not be construed to limit the Company’s statements made in good faith compliance with the disclosure requirements associated with the need to provide timely and accurate information to investors by nature of the fact that the Company’s common stock is listed for trading on the Nasdaq Stock Market, including without limitation statements required to be filed with or furnished to the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the regulations promulgated under those statutes.

12. No Unfair Competition: Employee hereby acknowledges that the sale or unauthorized use or disclosure of IMPCO’s Confidential Matters obtained by Employee by any means whatsoever shall constitute unfair competition.

13. No Solicitation: For a period of one (1) year following the termination of Employee’s employment, Employee shall not solicit any employee of IMPCO or encourage any such employee to leave the employment of IMPCO. Employee shall not use any customer or similar lists of IMPCO to encourage any such customers to use facilities or services of any competitor of IMPCO.

14. Injunctive Relief: The parties acknowledge that damages would not adequately compensate the Company for any breach by Employee of any of the provisions of Paragraphs 10, 11, 12 or 13 of this Agreement and that any such breach would irreparably harm the Company.

15. Return of Laptop Computer To Company: Employee will return his Company-owned laptop computer to the Company, with all of its Company-related files and data intact, by the Separation Date. Employee agrees that he will return to Company all copies of all files and data kept on that laptop by the Separation Date.

16. Cooperation: Employee agrees to cooperate fully with Company, specifically including any attorney retained by Company, in connection with any pending or future litigation or investigatory matter excluding litigation, investigatory or other matters involving Excluded Employee Claims. The Parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee making himself available for interview by Company, or any attorney retained by Company, and providing to Company any documents in his possession or under his control relating to the litigation or investigatory matter. Company shall pay Employee in accordance with paragraph 8(g), above, for the value of services rendered by him in connection with any such cooperation. Company agrees to cooperate fully with Employee, specifically including any attorney retained by Employee, in connection with any pending or future litigation or investigatory matter, excluding litigation, investigatory or other matters involving Excluded Company Claims. The Parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee, Company, its directors, officers, employees, and agents making himself/herself available for interview by Employee, or any attorney retained by Employee. If there is a dispute about whether or not cooperation is requested in connection with an Excluded Employee Claim or an Excluded Company Claim, the parties agree to submit the dispute to arbitration pursuant to the Expedited Arbitration process described in paragraph 25 below.

17. Rights After Breach: The parties acknowledge and agree that in the event Employee materially breaches any provision of this Agreement: (a) Employee will indemnify and hold Company harmless from and against any and all resulting damages or loss incurred by Company (including reasonable attorneys’ fees and expenses); (b) Employee will immediately repay to Company in full any payment made to time under the provisions of this Agreement, which repayment will not negate the General Release by Employee in paragraph 1 herein; and (c) If Employee files suit in violation of Employee’s general release herein, Company will be entitled to file counterclaims against Employee for breach of the covenant not to sue and may recover from him any payment not repaid to Company, as required by subpart (b) of this paragraph, as well as any and all other resulting actual or consequential damages. The parties acknowledge and agree that in the event Company materially breaches any provision of this Agreement: (a) Company will indemnify and hold Employee harmless from and against any and all resulting damages or loss incurred by Employee (including reasonable attorneys’ fees and expenses); and (b) If Company files suit in violation of Company’s general release herein, Employee will be entitled to file counterclaims against Company for breach of the covenant not to sue, as well as for any and all other resulting actual or consequential damages.

18. Waiver of Breach: One or more waivers of a breach of any covenant, term, or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

19. Severability: If any provision or term of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, such provision or term shall be fully severable. This Agreement shall thereafter be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

20. Attorney’s Fees: The Parties agree that should one party file for arbitration for a breach of any provision of this Agreement, the prevailing party as determined by the arbitrator shall be entitled to recover its reasonable attorneys’ fees and costs of arbitration. The Parties hereby agree that each party shall have the right to sue for injunctive and equitable relief, as provided for by law.

21. Revocation and Reaffirmation: The Parties acknowledge and agree that, for a period of seven (7) days following the execution of this Agreement, beginning on the next calendar day following its execution (the “Revocation Period”), Employee may revoke this Agreement, and it will not become effective until the Revocation Period has expired. Employee understands that he has no rights to receive the payments (except for accrued vacation pay) and benefits described in this Agreement if he revokes this Agreement. Employee further understands that if he does not notify Company in writing of his revocation of this Agreement prior to the expiration of the Revocation Period, this Agreement will become effective, and Employee will have forever waived his right and ability to revoke it, and he and Company will be fully bound by all of its terms and conditions.

22. Entire Agreement: This Agreement constitutes the entire Agreement of the Parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written. All prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated. No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement. This Agreement cannot be changed or terminated without the express written consent of the Parties.

23. Statement of Understanding: By executing this Agreement, Employee acknowledges that (a) this Agreement has been reviewed with him by a representative of Company (see Exhibit “A”, which is attached hereto and incorporated herein by reference); (b) he has had at least twenty-one (21) days to consider the terms of this Agreement (see Exhibit “A”), and has either considered it for that period of time or has knowingly and voluntarily waived his right to do so; (c) Employee has been advised by Company in writing to consult with an attorney regarding the terms of this Agreement (See Exhibit “A”); (d) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (e) any and all questions regarding the terms of this Agreement have been asked and answered to him complete satisfaction; (f) he has read this Agreement and fully understands its terms and their import; (g) the consideration provided for herein is good and valuable; and (h) Employee is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

24. Return of Company Property: Employee agrees to surrender all Company credit cards, parking cards, expense accounts, and club memberships, if any and the like, on or before the Separation Date; and agrees to effect a final reconciliation of all outstanding travel vouchers, and business expenses. Company shall have the right to offset against the payments provided for in this Agreement any personal or undocumented expenses incurred by Employee and charged to Company for which reconciliation is not made in accordance herewith. Employee further agrees to return to and leave in the custody of the Company all Company documents and Company property, including but not limited to papers, files, records, books or other materials, whether in writing, or recorded by manual or electronic means, which may be in the possession, custody and/or control of Employee, and by executing this Agreement represents that Employee has done so (or will do so on or before the Separation Date).

25. Arbitration: Except in connection with an action by the Company or Employee for injunctive or other equitable relief, any controversy, dispute, or claims between the parties to this Agreement or any party released pursuant to it, including any claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved by final and binding arbitration conducted in Orange County, California before a mutually agreeable arbitrator associated with the Judicial Arbitration and Mediation Services (JAMS), in accordance with the California Arbitration Act, Cal. Civ. Proc. Code sections 1280 et seq. and the then existing rules for the arbitration of employment disputes of JAMS, and the parties shall have all rights provided to them by statute in connection with any award rendered by the arbitrator. Such arbitration shall be the exclusive remedy for resolving any such dispute, regardless of its nature. In the event of any such arbitration, the prevailing party as determined by the arbitrator shall be awarded reasonable attorneys’ fees and costs (including cost of arbitration) as part of the arbitration award.

The above provisions shall also apply to any dispute between Employee and Company related to whether or not a particular claim constitutes an Excluded Company Claim or Excluded Employee Claim for the purposes of this Agreement, including, but not limited to, whether or not Company has an obligation to indemnify and hold Employee harmless with respect to any claim, action or proceeding filed against him, disputes between Employee and Company as to whether the Company should pay Employee’s reasonably incurred attorney’s fees and costs upon Employee’s request, and disputes about the reasonableness of costs and attorney’s fees incurred by Employee and submitted by him to Company for payment or reimbursement (“Excluded Claims Disputes”).

The parties agree that any disputes about whether a claim is an Excluded Claim shall be submitted to the arbitrator immediately and that the arbitrator shall make his or her final decision within seven (7) days of the referral of the dispute to the arbitrator. This procedure shall be referred to and has been referred to in this Agreement as “Expedited Arbitration.”

26. General Provisions:

26.1 Legal Advice. Each party has received independent legal advice from his or its attorneys with respect to the advisability of making the settlement provided for herein, and with respect to the advisability of executing this Agreement and with respect to the meaning of California Civil Code Section 1542.

26.2 Actual Investigation. Each party to this Agreement has made such investigation of the facts pertaining to the matters resolved by this Agreement and of all the matters pertaining thereto as he or it deems necessary.

26.3 Later Discovered Facts. Each party hereto is aware that he or it may hereafter discover claims or facts in addition to or different from those he or it now knows or believes to be true with respect to the matters resolved herein. Nevertheless, it is the intention of each party to fully, finally and forever settle and release all such matters that heretofore have existed between them.

26.4 Assignment. Each of the parties represents and warrants that he or it has not heretofore assigned, transferred or granted or purported to assign, transfer or grant claims, matters, demands or causes of action herein released, disclaimed, discharged or terminated, and agrees to indemnify and hold harmless any other party from and against any and all costs, expenses, loss or liability incurred as a consequence of any such assignment.

26.5 Paragraph Headings. Captions and paragraph headings are used herein for convenience only, are not part of this Agreement and shall not be used in interpreting or construing it.

26.6 Additional Documents. The parties will execute all such further and additional documents and undertake all such other actions as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.

26.7 No Admission. This Agreement effects the settlement of claims which are denied, disputed and/or contested and nothing contained herein shall be construed as an admission by any party hereto of any liability of any kind to any other party. Each of the parties hereto denies any liability in connection with any claim and intends merely to avoid the uncertainties and costs of litigation and buy his or its peace.

26.8 California Law. This Agreement was negotiated, executed and delivered within the State of California, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the laws of the State of California. Should any litigation arise concerning this Agreement, it will be filed only in a court in the County of Orange, State of California and then only if consistent with the parties’ obligations under paragraph 25 hereto with regard to arbitration.

26.9 Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties hereto, their heirs, assignees and successors in interest (including successors in any reorganization or merger with any other entity).

26.10 Construction of Agreement. Each party has cooperated in the drafting and preparation of this Agreement, and accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting.

26.11 Counterparts. This Agreement may be executed in counterparts. When each party has signed and delivered at least one such counterpart, each counterpart shall be deemed and original, and when taken together with other signed counterparts, shall constitute one Agreement which shall be binding upon and effective as to all parties. No counterpart shall be effective until all parties hereto have executed and exchanged an executed counterpart hereof.

26.12 No Waiver. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part thereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

26.13 By signing this Agreement Employee has waived rights or claims under Age Discrimination Employment Act (ADEA) and waiver is knowing and voluntary.

EXECUTED in Cerritos, California, this 7th day of April, 2005.

/s/ NICKOLAS A. GERDE
Nickolas A. Gerde

EXECUTED in Cerritos, this 7th day of April, 2005.

IMPCO Technologies, Inc.

For:		/s/ BRAD GARNER
	By: Mariano Costamagna	Brad Garner,
	Its: President and CEO	COO